Exhibit 99

Contact:          Mark L. Mestayer
                        Chief Financial Officer
                        (225) 293-9440

PICCADILLY ANNOUNCES NEW BOARD CHAIRMAN
AS PART OF CORPORATE GOVERNANCE INITIATIVES

BATON ROUGE, Louisiana (August 26, 2002) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced that Joseph H. Campbell, Jr. has been elected Chairman of the Board, effective immediately, as part of an ongoing comprehensive review of corporate governance practices.  Mr. Campbell has served as a Piccadilly director since November 2000.  Ronald A. LaBorde, who has served as the Chairman of the Board for the past two years, will continue as Piccadilly's Chief Executive Officer.

The Board of Directors issued the following statement in connection with Mr. Campbell's appointment:  "We have taken this step as part of our continuing efforts to use best practices when it comes to Piccadilly's corporate governance.  We are proud to say that Piccadilly has been a leader with respect to continually evolving corporate governance standards.  Independence is a hallmark of our Board of Directors, as currently evidenced by the fact that, except for Mr. LaBorde, no director is an employee of, or has business dealings with, the Company.  Our commitment to good governance is also evidenced by the Board's voluntary implementation of a mandatory retirement age for directors a number of years ago.

"We are mindful, given recent well-publicized developments at a handful of other public companies, of the public's desire that all public company boards faithfully execute their stewardship responsibilities.  To that end, approximately three months ago, we followed the recommendation of Mr. LaBorde and created a Board-level corporate governance committee chaired by an independent director.  That committee has been charged with the responsibility of surveying developments in the evolving corporate governance standards, and to make recommendations to the Board with respect to those policies or practices it believes will further enhance shareholder confidence in the Board's ability to discharge its responsibilities fairly and effectively.  The process is ongoing, but an early recommendation that has been unanimously accepted by the Board was to follow a recent trend of public companies and separate the office of the Chief Executive Officer from that of Board Chairman.  The Board believes this initiative promotes Piccadilly's historical policy of assuring management accountability to an independent Board.  We are pleased that Mr. Campbell has graciously accepted the responsibility of serving as Board Chairman.

"Although we believed this initial action of the Board warranted public announcement, it is only one of a number of corporate governance initiatives that the Board has under consideration.  With the enactment of Sarbanes-Oxley, as well as the development of corporate governance initiatives by the Securities and Exchange Commission and the various stock exchanges, we fully expect that additional measures will be implemented to assure continuing quality Board supervision of Piccadilly's business and operations.

"The Board continues to support fully Mr. LaBorde and the other members of its executive team as they move forward with the implementation of Piccadilly's strategic plan.  Except for the appointment of Mr. Campbell as Board Chairman, no management changes have been made or are planned.  We believe that the corporate governance initiative announced today, together with others we have under consideration, will enhance the ability of the executive team to carry out their mission with an appropriate level of guidance and support from the Board of Directors."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states.  For more information about the Company visit the Company's website at www.piccadilly.com.